CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
NYMAGIC, INC.:


We consent to incorporation by reference in registration statements (No. 33-10780, 2-94924 and 33-88342) on Form S-8 of NYMAGIC, INC. of our report dated February 17, 1998 relating to the consolidated balance sheets of NYMAGIC, INC. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedules, which report appears in the December 31, 1997 Annual Report on Form 10-K of NYMAGIC, INC.




KPMG Peat Marwick LLP
New York, New York
March 30, 1998